Exhibit 10.2
2003
AMENDED AND RESTATED
MANAGEMENT CONTINUITY AGREEMENT

AGREEMENT between Ralcorp Holdings, Inc., a Missouri corporation ("Ralcorp"), and ___________________ (the "Executive"), WITNESSETH:

WHEREAS, the Board of Directors (the "Board") has authorized Ralcorp to enter into Management Continuity Agreements with certain key executives of Ralcorp;

WHEREAS, the Executive is a key executive of Ralcorp and has been selected by the Board to be offered this 2003 Amended and Restated Management Continuity Agreement (the “Agreement”);

WHEREAS, should a third person take steps which might lead to a Change in Control of Ralcorp (as defined herein), the Board believes it imperative that Ralcorp be able to rely upon the Executive to continue in the Executive’s position, and that Ralcorp be able to receive and rely upon the Executive’s advice, if it is requested, as to the best interests of Ralcorp and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by such a Change in Control or influenced by conflicting interests;

WHEREAS, the Board has decided address certain tax matters; and

WHEREAS, This Agreement shall replace any previous Management Continuity Agreement between Ralcorp and the Executive.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, Ralcorp and the Executive agree as follows:

  Definitions . For purposes of this Agreement, the following terms shall have the meanings set forth below:

a.   “Accounting Firm” as defined in Section 7.

b.   "Base Amount" shall be the Executive's Base Amount as defined and determined pursuant to Section 280G of the Code and regulations applicable at the time of the Executive's Qualifying Termination.

c.   "Base Compensation" shall consist of:

                              (i)  The Executive's monthly gross salary for the last full month preceding the Executive’s Qualifying
                                    Termination or for the last full month preceding the Change in Control, whichever is higher. If
                                    Executive has elected to accelerate or defer salary (including the Executive's pre-tax contributions under the Ralcorp Holdings, Inc. Savings Investment Plan and under any benefit plan complying with Section 125 of the Code and deferrals pursuant to the Executive Savings Investment Plan, and any successor plans thereto), said monthly gross salary shall be calculated as if there had been no acceleration or deferral.

                             (ii)  one-twelfth of the Executive's last annual bonus, whether paid or deferred, preceding the
                                   Executive’s Qualifying Termination or the Change in Control, whichever is higher (or if the
                                   Executive has not been awarded an annual bonus by Ralcorp prior to the Change in Control, then the Executive’s last annual bonus awarded by the Company).

d.  "Change in Control" means (i) the acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the aggregate voting power of the then outstanding shares of Stock, other than acquisitions by Ralcorp or any of its subsidiaries or any employee benefit plan of Ralcorp (or any Trust created to hold or invest in issues thereof) or any entity holding Stock for or pursuant to the terms of any such plan; or (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of Ralcorp. Notwithstanding the foregoing, a Change-in-Control shall not include a transaction (commonly known as a “Morris Trust” transaction) pursuant to which a third party acquires one or more businesses of the Company by acquiring all of the common stock of the Company while leaving the Company’s remaining businesses in a separate public company, unless the businesses so acquired constitute all or substantially all of the Company’s businesses.

e.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

f.    "Company" shall mean Ralcorp Holdings, Inc. and its wholly owned subsidiaries.

g.   “Continuing Director" means any member of the Board of Directors of Ralcorp, as of February 1, 1997 while such person is a member of the Board, and any other director, while such other director is a member of the Board, who is recommended or elected to succeed the Continuing Director by at least two-thirds (2/3) of the Continuing Directors then in office.

h.   "Disability" shall exist when the Executive suffers a complete and permanent inability to perform any and every material duty of the Executive’s regular occupation because of injury or sickness.

                             To determine whether the Executive is Disabled, the Executive shall undergo examination by a licensed physician and other experts (including other physicians) as determined by such physician, and the Executive shall cooperate in providing relevant medical records as requested. The Company and Executive shall jointly select such physician. If they are unable to agree on the selection, each shall designate one physician and the two physicians shall designate a third physician so that a determination of disability may be made by the three physicians. Fees and expenses of the physicians and other experts and costs of examinations of the Executive shall be shared equally by the Company and the Executive. The decision as to the Executive's Disability made by such physician or physicians shall be binding on the Company and the Executive.

i.    "Discount Rate" means 120% of the applicable Federal rate determined under Section 1274(d) of the Code and the regulations thereunder at the time the relevant payments are made.

j.    “Employment Agreement” shall mean an agreement so styled providing for continuation of salary and bonus payments under certain circumstances and entered into between Ralcorp and Executive contemporaneously with the execution of this Agreement.

                        k.    “Excise Tax” as defined in Section 7.

                         l.    “Gross-Up Payment” as defined in Section 7.

m.   "Involuntary Termination" shall be any termination of the Executive's employment with the Company

                               (a) to which the Executive objects orally or in writing or (b) which follows any of the following:

(i)  without the express written consent of the Executive, (a) the assignment of the Executive to any duties materially inconsistent with the Executive's positions, duties, responsibilities and status immediately prior to the Change in Control or (b) a material change in the Executive's titles, offices, or reporting responsibilities as in effect immediately prior to the Change in Control and with respect to either (a) or (b) the situation is not remedied within thirty (30) days after the receipt by the Company of written notice by the Executive; provided, however, (a) and (b) herein shall not constitute an "Involuntary Termination" if either situation is in connection with the Executive's death or disability.

(ii)  without the express written consent of the Executive, a reduction in the Executive's annual salary or opportunity for total annual compensation in effect immediately prior to the Change in Control which is not remedied within thirty (30) days after receipt by the Company of written notice by the Executive.

(iii) without the express written consent of the Executive, the Executive is required to be based anywhere other than the Executive’s office location immediately preceding the Change in Control, except for required travel on business to an extent substantially consistent with the business travel obligations of the Executive immediately preceding the occurrence of the Change in Control.

(iv) without the express written consent of the Executive, following the Change in Control (a) failure by the Company to continue in effect any material benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, defined benefit pension plan, defined contribution pension plan, life insurance plan, health and accident plan, or disability plan in which the Executive is participating or entitled to participate at the time of the Change in Control (or plans providing substantially similar benefits); or (b) the taking of any action by the Company that would (1) adversely affect the participation in or materially reduce the benefits under any of such plans either in terms of the amount of benefits provided or the level of the Executive's participation relative to other participants; (2) deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control; or (3) cause a failure to provide the number of paid vacation days to which the Executive was then entitled in accordance with Ralcorp's normal vacation policy in effect immediately prior to the Change in Control, which in either situation (a) or (b) is not remedied within thirty (30) days after receipt by the Company of written notice by the Executive.

(v)  the liquidation, dissolution, consolidation, or merger of the Company or transfer of all or substantially all of its assets, unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred expressly assumes in writing all duties and obligations of the Company as here set forth.

The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to any circumstances set forth above.

n.    "Normal Retirement Date" shall be the date on which the Executive attains age 65.

                        o.    “Payment” as defined in Section 7.

p.   The "Payment Period" shall be the following period commencing with the first day of the month following that in which a Qualifying Termination occurs:

(i)   if the Qualifying Termination is an Involuntary Termination that occurs at any time during the first or second year following the Change in Control -- 36 months;

(ii)  if the Qualifying Termination is an Involuntary Termination that occurs at any time during the third year following the Change in Control -- 24 months; or

                                         (iii)  if the Qualifying Termination is a Voluntary Termination that occurs at any time during the two years following the Change in Control -- 12 months but in no event shall the Payment Period extend beyond the Executive’s Normal Retirement Date.

q.   "Qualifying Termination" shall be the Executive's Voluntary Termination or Involuntary Termination of employment with the Company except any termination because of the Executive's death, retirement at or after the Executive’s Normal Retirement Date or Termination for Cause. "Qualifying Termination" shall not include any change in the Executive's employment status due to Disability.

r.   "Retirement Plan" means the Ralcorp Holdings, Inc. Retirement Plan or any successor qualified plan, as amended from time to time.

s.    "Stock" means the common stock of Ralcorp or such other security entitling the holder to vote at the election of Ralcorp's directors or any other security outstanding upon its reclassification, including, without limitation, any stock split-up, stock dividend or other recapitalization of Ralcorp or any merger or consolidation of Ralcorp with any of its Affiliates.

t.    "Supplemental Plan" means the Ralcorp Holdings, Inc. Supplemental Retirement Plan as amended from time to time.

u.    "Termination for Cause" shall be a termination because of:

(i)  the continued failure by the Executive to devote reasonable time and effort to the performance of the Executive’s duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written demand therefor has been delivered to the Executive by the Company that specifically identifies how the Executive has not devoted reasonable time and effort to the performance of the Executive’s duties; or

                                       (ii)    the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

                                       (iii)    the Executive’s conviction of a felony or a crime involving moral turpitude;

in any case as determined by the Board upon the good faith vote of not less than a majority of the directors then in office, after reasonable notice to the Executive specifying in writing the basis or bases for the proposed Termination for Cause and after the Executive has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all directors; provided, however, that a Termination for Cause shall not include a termination attributable to:

                                       (i)     bad judgment or negligence on the part of the Executive other than habitual negligence; or

                                      (ii)     an act or omission believed by the Executive in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Executive to be lawful; or

                                     (iii)     the good faith conduct of the Executive in connection with a Change in Control (including the Executive’s opposition to or support thereof).

    v.   "Voluntary Termination" shall be any termination of the Executive's employment with the Company other than an Involuntary Termination or a Termination for Cause.

2.  Operation of Agreement.  This Agreement shall not create any obligation on the part of the Company or the Executive to continue their employment relationship. Anything in this Agreement to the contrary notwithstanding, no payments shall be made hereunder unless and until there has been a Change in Control of the Company. This Agreement is not exclusive with regard to benefits to be provided to the Executive on the Executive’s termination of employment with the Company and shall not affect any other agreement or arrangement providing for such benefits.

3.  Severance Benefits.  Provided that the Executive remains in the employ of the Company until a Change in Control has occurred, then upon the Executive's Qualifying Termination within three years after that Change in Control, the Executive shall be entitled to the following "Severance Benefits":

a.   Payment in a lump sum in cash, within 60 days after the Executive's Qualifying Termination, of the present value as of the date of the Qualifying Termination of an income stream equal to the Executive’s Base Compensation payable each month throughout the applicable Payment Period. For purposes of this subparagraph, present value shall be calculated by application of the Discount Rate;

b.   Continuation during the Payment Period of the Executive's participation in each life, health, accident and disability plan in which the Executive was entitled to participate immediately prior to the Change in Control, upon the same terms and conditions, including those with respect to spouses and dependents, applicable at such time; provided, however, that if the terms of any such benefit plan do not permit continued participation by the Executive, then the Company will arrange, at the Company's sole cost and expense, to provide the Executive a benefit substantially similar to, and no less favorable than, on an after-tax basis, the benefit the Executive was entitled to receive under such plan immediately prior to the Change in Control; provided further, however, that the benefit to be provided or payments to be made hereunder may be reduced by the benefits provided or payments made (in either case on an after-tax basis) by subsequent employer for the same occurrence or event;

c.   Payment in a lump sum in cash, within 60 days after the Executive's Qualifying Termination, of the difference between the present values as of the date of the Qualifying Termination of (a) the benefits under the Retirement Plan and the Supplemental Plan which the Executive and the Executive’s beneficiary, if applicable, would have been entitled to receive had the Executive remained employed by Ralcorp at a compensation level equal to the Executive’s Base Compensation for the entirety of the applicable Payment Period, and (b) the Executive’s actual benefit, if any, to which the Executive and the Executive’s beneficiary are entitled under the Retirement Plan and the Supplemental Plan. For purposes of this subparagraph, present value shall be calculated in accordance with Section 417(e)(3) of the Code; no reduction factors for early retirement shall be applied in the calculation of benefits; and

  Payment, on a current basis, of any actual costs and expenses of litigation incurred by the Executive, including costs of investigation and reasonable attorney's fees, in the event the Executive is a party to any legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive’s legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
The Executive may file with the Secretary or any Assistant Secretary of Ralcorp a written designation of a beneficiary or contingent beneficiaries to receive the payments described in subparagraphs (a) and (c) above in the event of the Executive's death following the Executive’s Qualifying Termination but prior to payment by the Company. The Executive may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary pursuant to this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Company shall be in doubt as to the right of any such beneficiary to receive such payments, it may determine to pay such amounts to the legal representative of the Executive, in which case the Company shall not be under any further liability to anyone. In the event that such designated beneficiary or legal representative becomes a party to a legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive’s estate, legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, the Company shall pay their actual costs and expenses of such litigation, including costs of investigation and reasonable attorneys' fees, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Company shall not be required to pay such costs and expenses in connection with litigation to determine the proper payee, among two or more claimants, of the payments described in subparagraphs (a) and (c).

4. Successors to Company; Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. The Executive shall have no right to transfer or assign the right to receive any severance benefit under this Agreement except as noted in paragraph three above.

5. Missouri Law to Govern.  This Agreement shall be governed by the laws of the State of Missouri without giving effect to the conflict of laws provisions thereof.

           6.  Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

          7.  Certain Additional Payments by the Company .

               a.  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any Stock based award or otherwise, but determined without regard to any additional payments required under this Section 7) (collectively, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              b.  Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

             c.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)     give the Company any information reasonably requested by the Company relating to such claim,

(ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)    cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)    permit the Company to participate in any proceedings relating to such claim.

Provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     8.   Taxes; Set-off.   All payments to be made to the Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes. The foregoing, however, shall not be construed as limiting the Company’s obligations to make payments under Section 7. The right of the Executive to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counter-claim, recoupment, defense, duty to mitigate or other rights the Company may have against the Executive or anyone else.

    9.      Severability.  The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective on the 4 th day of December, 2003.

RALCORP HOLDINGS, INC.

__________________________                                     By:   /s/C. G. Huber, Jr.   _____
Executive                                                                                      C. G. Huber, Jr.
     Secretary

S:\Huber\2003 MCA\MCA Granneman